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                                                             EXHIBIT 21


Subsidaries
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Heroes World Distribution, Inc.
MRV, Inc.
Marvel Direct Marketing, Inc.
Marvel Characters Inc.
Welsh Publishing Group, Inc.
Marvel Restaurant Venture Corp.
M Restaurant Venture (50% general partnership interest)
Malibu Comics Entertainment Inc.
WG Corp.
Panini S.p.A.
Panini Verlags GMBH
Panini S.A.
Les Editions Recreatris
 Panini Nederland B.V.
Panini Canada Ltd.
Panini Brasil S/A
Panini Publishing Ltd.
Panini Stickers Ltd.
Marvel Comics Ltd.
Panini Publishing Services
Adespan U.K. Ltd.
Panini Licensing North America Inc.
Panini Ireland Ltd.
Panini Espana SA
Panini U.S.A. Inc.
The Emerald Foundation
Panini Portugal Editores LDA
Fleer Corp.
Dr. Torrents S.A. (50% joint venture)
Fleer Limited (50% joint venture)
Fleer Espanol
The Asher Candy Company
SkyBox International Inc.
Impel Movieline Inc.
SkyBox Management Inc.
Frank H. Fleer Corp.
Fleer Sales Corp.